Exhibit 10.36

[Translation from Hebrew]

The National Authority for Technological Innovation

Jerusalem
Letter of Approval Number: 56904
(Fiscal regulation: 38300101)
Group: 17
Request No.: 1000803810
Provider No.: 40386229

To
Pluristem Ltd. (hereinafter - the “Company”)
POB 15105
Haifa 31905

Letter of Approval

1.	We hereby inform you that the research committee resolved in its meeting on 4/21/2016 to approve the program as submitted by you on 12/15/2015, which subject matter is:

a.	The benefit path of the National Authority for Technological Innovation (hereinafter - the “Authority”) whereby the request was applied: The R&D Fund (the “Path”).

b.	Subject of approved program: Treatment with semi-mesenchyme placental cells grown in a 3D culture.

c.	Performing the approved program: Pluristem Ltd.

Registration Number: 513371666 (hereinafter - the “Approved Program”)

2.
a. The research and development expenses approved for the performance of the Approved Program will be in an amount of up to: NIS 21,841,419.
In words: Twenty one million, eight hundred and forty one thousand, four hundred and nineteen NIS.

b. The rate of grant approved is 50% of the development expenses (addition with respect to a national priority zone A/ line of confrontation), which is up to an amount of NIS 10,920,710.
In words: Ten million, nine hundred and twenty thousand, seven hundred and ten NIS.

3.
The approval is conditioned upon fulfillment of the provisions of the Path and the Law for the Encouragement of Research, Development and Technological Innovation in the Industry, 5744-1984 (hereinafter - the “Innovation Law”), rules and procedures promulgated thereunder and subject to the following terms:

a.	The Approved Program will be performed as detailed in your request within a period of 12 months – from 01/1/2016 and until 12/31/2016 (hereinafter - the “Performance Period”).

b.
(1) The Company and a Controlling Shareholder or a Principal Shareholder, as defined under the Securities Law, 5728-1968, must inform the Research Committee on the dates that were set and published on the Authority’s web site about every (1) change in the control of the Company; (2) change in the controlling means that makes a non-Israeli resident or a non-Israeli citizen or a foreign company a direct interested party in the Company; with such notification the interested party would sign a written undertaking in the form published on the Authority’s web site; in this respect, “holding” and “means of control” – as defined under the Securities Law, 5728-1968.

c.	Additional terms: Royalties shall be paid on the Company’s income.

d.	See the appendix in the matter of intellectual property.

e.
In the event of pledging the Company’s assets to an Israeli bank against credit, the Company must ensure that the pledge shall be subject to the provisions of the Path and the Innovation Law and the rules and procedures promulgated thereunder.

f.
If the program is connected to an agreement with an academic institution or an academic implementation company, the Company must ensure that the agreement is subject to the Path and the Innovation Law and the rules and procedures promulgated thereunder.

Sincerely,

/s/ Avi Hason
Avi Hason Head of the Authority